Exhibit 10.1

EXECUTION VERSION

WAIVER AND AMENDMENT AGREEMENT dated as of January 14, 2009 (this “Agreement”) among BioFuel Energy, LLC, a Delaware limited liability company (the “Borrower”), certain affiliates of Greenlight Capital, Inc. and Third Point LLC as listed on Schedule A attached hereto (such affiliates, the “Lenders”), and Greenlight APE, LLC, as Administrative Agent (the “Agent”).

RECITALS

WHEREAS, pursuant to a loan agreement dated September 25, 2006, among the Borrower, the Lenders and the Agent (the “Loan Agreement”), the Lenders have made loans to the Borrower on the terms and subject to the conditions set forth therein, $20.0 million aggregate principal amount of which remain outstanding (the “Loans”);

WHEREAS, on September 30, 2008, the Borrower did not pay, and has not paid to date, the quarterly interest payment then due with respect to the Loans, and on December 31, 2008, the Borrower did not pay, and has not paid to date, the quarterly interest payment then due with respect to the Loans, which non-payments constituted individually, on the third Business Day thereafter, an Event of Default under the Loan Agreement (the “Default”);

WHEREAS, immediately prior to the execution and delivery of this Agreement, the Borrower entered into an agreement (the “Cargill Settlement”) with Cargill, Incorporated (“Cargill”), which addresses the satisfaction over time of certain amounts owed to Cargill by the Borrower (the “Cargill Payable”); and

WHEREAS, the Borrower has requested certain waivers and other modifications to the Loan Agreement, as set forth herein, and the Lenders have agreed to such waivers and other modifications, in each case, on the terms, subject to the conditions and to the extent set forth herein;

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Definitions.  Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Loan Agreement.  In addition to the terms defined elsewhere herein, the following terms shall have the following meanings:

“Available Cash Received” shall mean:

(a) 100% of the cash proceeds actually received by the Borrower after the date of this Agreement from its subsidiaries by way of dividend or distribution in compliance with the subsidiaries’ credit facilities, other than (i) any such cash proceeds consisting of management fees paid by such subsidiaries in compliance with their credit facilities (which are currently $800,000.00 per month) and (ii) any other such cash proceeds reasonably required to be spent or reserved by the Borrower for payment of professional fees, taxes, employee compensation or other similar matters; and

(b) 50% of the cash proceeds actually received by the Borrower after the date of this Agreement from any Equity Issuance (or cash contribution from holders of Equity Interests) or incurrence of indebtedness for borrowed money, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.

“Cargill Designated Funds” shall mean (i) until the Cash Reallocation Trigger, 100% of Available Cash Received and (ii) thereafter, 50% of Available Cash Received.

“Cash Reallocation Trigger” means the payment by the Borrower to Cargill after the date hereof of an aggregate of $2,800,828.57 in satisfaction of the Cargill Payable pursuant to Article III of the Cargill Settlement.

“Equity Issuance” shall mean any issuance or sale by the Borrower of any Equity Interests thereof, except in each case for (i) any such issuance or sale to its subsidiaries and (ii) any such issuance or sale to management, employees or directors of the Borrower, BioFuel Energy Corp. or any of the Borrower’s subsidiaries pursuant to an employee or director stock option or stock purchase plan or an employee or director benefit plan.

“Equity Interests” shall mean shares of capital stock, membership interests or other equity interests, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire an equity interest.

“Penalty Interest” shall mean any interest accrued on the Loans as a result of the increase in the interest rate thereon from 15% to 17% as a result of the Default (i.e., the difference between the total interest that would have accrued at 17% and the total interest that would have accrued at 15%).

ARTICLE II

Payment and Waiver

SECTION 2.01.  Payment of $2,000,000.00.  In consideration of the Lenders executing this Agreement, within five Business Days hereof, the Borrower shall make a payment to the Agent at the Principal Office for the ratable accounts of the Lenders in U.S. Dollars and in immediately available funds in an aggregate amount of $2,000,000.00 (the “Initial Payment”).  Such payment shall be allocated $766,666.67 to payment of accrued and unpaid interest on the Loans due September 30, 2008, and $1,233,333.33 to reduction of the outstanding principal amount of the Loans.

SECTION 2.02.  Waiver of Event of Default.  Effective upon receipt of the Initial Payment, the Lenders hereby permanently and irrevocably waive (a) the Default and (b) any and all Penalty Interest.  This Section 2.02 shall be null and void in the event that the Initial Payment is not timely paid.

ARTICLE III

Further Actions

SECTION 3.01.  Future Payments to Lenders.  (a) The Lenders and the Agent acknowledge and agree that, notwithstanding anything to the contrary in the Loan Agreement, but subject to Section 3.01(c) below:

(i) other than pursuant to Section 2.01 hereof, the Borrower shall not be obligated to make any further cash payments of principal, interest or other amounts (including mandatory prepayments) in respect of the Loans until the Cash Reallocation Trigger has occurred (and at such time shall only be obligated to make payments as set forth in sub-clause (ii) of this Section 3.01(a)); and

(ii) from the time of the Cash Reallocation Trigger until the Cargill Payable has been fully satisfied pursuant to the Cargill Settlement, upon the receipt of any Available Cash Received in excess of $100,000.00 (it being understood that Available Cash Received not in excess of such amount shall be included in subsequent calculations of Available Cash Received), the Borrower will, within three Business Days of such receipt, make payment in respect of the Loans with Available Cash Received that does not constitute Cargill Designated Funds.

(b) Upon the full satisfaction of the Cargill Payable pursuant to the Cargill Settlement, the Borrower shall thereafter be obligated to make quarterly interest payments to the Lenders in accordance with the original terms of the Loan Agreement.

(c) Notwithstanding any other provision of this Section 3.01 or elsewhere in this Agreement, the Loans and all accrued interest thereon shall be due and payable on the Maturity Date.

SECTION 3.02.  Interest.  The Lenders acknowledge and agree that, effective as of December 1, 2008, the Interest Rate in respect of the Loans shall be reduced to 5.0% per annum compounded quarterly and will continue to accrue pursuant to the Loan Agreement at such reduced rate until the earlier of the full satisfaction of the

Cargill Payable pursuant to the Cargill Settlement and the Maturity Date, at which time the interest rate in respect of the Loans shall automatically revert to the original interest rate of 15.0% (or 17.0% with respect to any Event of Default that thereafter occurs or that is otherwise then in existence and not waived by this Agreement) set forth in the Loan Agreement.

SECTION 3.03.  Exercise of Remedies.  The Lenders and the Agent hereby acknowledge and agree that, until the earlier of the full satisfaction of the Cargill Payable pursuant to the Cargill Settlement and the Maturity Date:

(a) No Event of Default shall be deemed to occur as a result of any failure to make payments in respect of the Loans unless an Event of Default as defined in Section 4.01 hereof shall have occurred;

(b) The Borrower’s obligation to pay the Loans and any accrued interest thereon shall only be due upon receipt of and shall only be payable from, Available Cash Received, and at such time shall only be due and payable in an amount equal to the Available Cash Received that does not constitute Cargill Designated Funds attributable to such Available Cash Received; and

(c) Unless an Event of Default shall have occurred and be in effect, the Lenders will not exercise or seek to exercise any rights or remedies (including setoff or recoupment) with respect to the Loans or institute any action or proceeding with respect to such rights or remedies.

ARTICLE IV

Event of Default

SECTION 4.01.  Event of Default.  Until the earlier of the full satisfaction of the Cargill Payable pursuant to the Cargill Settlement and the Maturity Date, an “Event of Default” shall only occur under Section 8.1.1 of the Loan Agreement if the Borrower shall fail to make any payment (a) due pursuant to Section 2.01 or Section 3.01 of this Agreement or (b) due to Cargill pursuant to the Cargill Settlement, in each case within three Business Days of the date such payment becomes due.  Thereafter, an “Event of Default” shall occur under Section 8.1.1 of the Loan Agreement (and any other applicable provisions of the Loan Agreement) pursuant to the original terms of the Loan Agreement (as such terms may hereafter be further amended or modified).  In addition, an Event of Default shall occur under Section 8.1.3 of the Loan Agreement if the Borrower violates Section 6.01 of this Agreement and Section 8.1.3 of the Loan Agreement is hereby amended to be consistent with this sentence.

ARTICLE V

Representations and Warranties

SECTION 5.01.  Representations and Warranties.  The parties hereby represent and warrant as of the date hereof that (a) each party has full power and authority to execute this Agreement, (b) the execution and delivery by each party of this Agreement has been duly authorized by all necessary action and no other proceedings on the part of such party are necessary to approve this Agreement and (c) each party has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 5.02.  Consent of Required Lenders.  The Lenders hereby represent and warrant that, as of the date hereof, each is the true owner of the Loans as indicated on Schedule A.

ARTICLE VI

Negative Covenants

SECTION 6.01.  Negative Covenant of the Borrower.  Until the earlier of the full satisfaction of the Cargill Payable pursuant to the Cargill Settlement and the Maturity Date, the Borrower shall not agree to any material amendment, modification or waiver to the Cargill Settlement without the prior written consent of the Required Lenders.

ARTICLE VII

Miscellaneous

SECTION 7.01.  Loan Agreement.  This Agreement shall constitute a Loan Document.  Except as specifically stated herein, the provisions of the Loan Agreement are and shall remain in full force and effect and the provisions of Article X of the Loan Agreement shall apply mutatis, mutandis, as appropriate, to this Agreement.

SECTION 7.02.  Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Borrower, the Lenders, the Agent and their respective successors and permitted assigns.

SECTION 7.03.  Headings.  Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 7.04.  Counterparts.  This Agreement may be executed in any number of counterparts and/or by facsimile, each of which, shall be deemed to be an original and all of which together shall be deemed to be a single Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BIOFUEL ENERGY, LLC,

by

Name:
Title:

GREENLIGHT APE, LLC,

by

Name:
Title:

GREENLIGHT CAPITAL OFFSHORE, LTD.,

by

Name:
Title:

GREENLIGHT CAPITAL, L.P.,

by

Name:
Title:

GREENLIGHT CAPITAL QUALIFIED, L.P.,

by

Name:
Title:

GREENLIGHT REINSURANCE, LTD.,

by

Name:
Title:

THIRD POINT PARTNERS LP,

by

Name:
Title:

THIRD POINT PARTNERS QUALIFIED, L.P.,

by

Name:
Title:

Schedule A

Lenders

Lender	Amount of Loans Outstanding ($)
Greenlight Capital, L.P.	1,359,300.40
Greenlight Capital Qualified, L.P.	4,786,556.40
Greenlight Capital Offshore, Ltd.	6,322,123.60
Greenlight Reinsurance, Ltd.	865,352.00
Third Point Partners LP	3,538,615.20
Third Point Partners Qualified, L.P.	2,632,052.40
Daniel S. Loeb	320,000.00
Lawrence J. Bernstein	160,000.00
Todd Q. Swanson	16,000.00